Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Blum Holdings, Inc. is a holding company with the following subsidiaries, including variable interest entities that are consolidated by the Company:

•	Blum Management Holdings, Inc., a Delaware corporation
•	Safe Accessible Solutions, Inc., a California corporation
•	Coastal Pine Holdings, Inc., a Wyoming corporation
•	Westcoast Management Holdings, Inc., a Wyoming corporation
•	Blum A2, Inc., a Delaware corporation
•	EWC Resources Inc., a California corporation
•	Green Door Redding, LLC, a California limited liability company
•	Blum A3, Inc., a Delaware corporation